Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161236

Prospectus Supplement

(to Prospectus dated August 20, 2009)

3,000,000 Shares

Common Stock

We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell up to 3,000,000 shares of our common stock, $0.0001 par value per share from time to time through Cantor Fitzgerald & Co. acting as agent.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CHTP.” The last reported sale price of our common stock on the NASDAQ Capital Market on July 1, 2010 was $2.95 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Cantor Fitzgerald & Co. will act as sales agent on a best efforts basis. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor Fitzgerald & Co. will be entitled to compensation at a fixed commission rate ranging between 3.0% and 5.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, Cantor Fitzgerald & Co. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.

Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 6 of the accompanying prospectus, and those contained in our incorporated documents, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2010.

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of securities.

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ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or SEC, may automatically update and supersede this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized, and the placement agents have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The address of our principal executive office is Chelsea Therapeutics International, Ltd., 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, and our telephone number is (704) 341-1516. Our website address is www.chelseatherapeutics.com. The information contained on our website in not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement.

Unless the context otherwise requires, “Chelsea,” the “Company,” “we,” “us,” “our” and similar names refer to Chelsea Therapeutics International, Ltd. and our operating subsidiary, Chelsea Therapeutics, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to future capital needs, economic conditions, dependence on our collaborators, litigation, government regulation and third-party reimbursement, markets, products, competition, intellectual property, services and prices, key employees and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” above, contained in the accompanying prospectus and otherwise incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference in this prospectus or the accompanying prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a development stage pharmaceutical company that seeks to acquire, develop and commercialize innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we are developing a novel therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension, or NOH, and related conditions and diseases along with our development of prescription products for multiple autoimmune disorders including rheumatoid arthritis, psoriasis, inflammatory bowel disease and cancer.

We are currently focusing the majority of our drug development resources on two clinical stage development projects: droxidopa for NOH and related conditions and our portfolio of non-metabolized antifolate compounds for the treatment of rheumatoid arthritis.

Droxidopa, our most advanced investigational product candidate, is an orally active synthetic precursor of norepinephrine. To be marketed under the brand name Northera ™, droxidopa is being developed for the treatment of symptomatic NOH and is currently approved and marketed in Japan for the treatment of symptomatic orthostatic hypotension, freezing of gait in Parkinson’s disease and intradialytic hypotension, or IDH. During 2007, the U.S. Food and Drug Administration, or FDA, granted orphan drug status to Northera for the treatment of NOH and the European Medicines Agency, or EMEA, granted orphan medicinal product designation for the treatment of patients with pure autonomic failure and patients with multiple systems atrophy. Northera is currently in Phase III clinical trials designed to support its registration in the United States for the treatment of symptomatic NOH.

In September 2009, we announced preliminary data from Study 302, the first of our pivotal double-blind Phase III trials, designed to compare Northera to placebo for the treatment of symptomatic NOH. While statistically significant benefits were shown across six clinically relevant assessment criteria along with positive trends favoring Northera on 16 of the 17 study endpoints, the trial did not meet the primary endpoint of demonstrating a statistically significant improvement relative to placebo on Item 1 (dizziness or light-headedness) of the Orthostatic Hypotension Symptom Assessment, or OHSA, scale during the double-blind phase of the trial.

During the fourth quarter of 2009, we met with the FDA to obtain greater clarity about our options for completing the planned clinical and registration program for Northera after the failure of Study 302. The FDA agreed for us to change the primary endpoint and increase the enrollment of Study 301, our other ongoing pivotal Phase III trial, being conducted under a special protocol assessment, or SPA. The primary endpoint of the trial is now the relative improvement in the Orthostatic Hypotension Questionnaire, or OHQ, composite score between Northera and placebo. The FDA agreed that the revised primary endpoint reflects a more comprehensive global assessment of the clinical benefit of Northera for the treatment of symptomatic NOH in primary autonomic failure, a heterogeneous population consisting of patients suffering from Parkinson’s disease, multiple systems atrophy, pure autonomic failure, dopamine-ß-hydroxylase deficiency and non-diabetic autonomic neuropathy and would therefore be suitable for supporting a symptomatic claim. Although we had already enrolled 126 patients, exceeding our initial target enrollment of 118 patients, in Study 301 by September 2009, the results were not unblinded. To further de-risk the study and maximize the potential significance of the outcome, we decided to increase the power of the study to greater than 80% by reopening enrollment at select North American centers to randomize an additional 24 patients. Work on recruiting these additional patients was initiated in the first quarter of 2010 and enrollment was completed in June of 2010. The FDA subsequently confirmed that the SPA originally awarded to Study 301 in 2008 remained in effect following the protocol amendments approved by the FDA in December 2009.

The FDA also recommended that we submit a confirmatory pivotal study to support a new drug application, or NDA, filing and that such study could be contained to a small, highly enriched, homogeneous patient population. Based on this recommendation, we initiated a new clinical trial, Study 306, in June of 2010. Study 306 is a randomized, double-blind, placebo-controlled, induction-design Phase III trial evaluating up to 84 patients with symptomatic NOH associated with Parkinson’s disease. The trial will be approximately 12 weeks in duration and include an initial, blinded dose titration period lasting up to two weeks, after which all patients will continue into an 8-week double-blind treatment period. The primary endpoint of the trial will be the relative improvement versus placebo in the OHQ composite score.

In March 2010, we announced the results from our twenty-four hour blood pressure monitoring study, Study 305. Data from this study indicate that Northera treatment resulted in a consistent and expected increase in systolic blood pressure, or SBP, with patients experiencing a mean increase in average SBP of 7.3 mmHg over 24 hours while on drug. Consecutive nocturnal SBP measurements greater than 180 mmHg lasting 3.5 hours or less were observed in only 2 patients on drug treatment and 1 patient while off drug treatment. No serious adverse events were reported during the conduct of this study. In May 2010, we announced the results from our long-term safety extension study, Study 303. Top-line results from this study demonstrated that prolonged treatment with droxidopa provides clinically meaningful and durable symptomatic improvements in patients with symptomatic NOH. The data further validate that the drug is safe and well tolerated throughout the extended three-month dosing period.

In addition to our registration program in NOH, we continue to evaluate droxidopa in indications in which norepinephrine is believed to play a role. In early 2009, under approval from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency, we initiated a Phase II trial of droxidopa, alone and in combination with carbidopa, for the treatment of fibromyalgia. We also announced that an investigator-led single-center Phase II study of droxidopa in combination with carbidopa for the treatment of adult attention deficit hyperactivity disorder, or ADHD, was initiated in the U.S. during the quarter ended March 31, 2010.

In addition to droxidopa, we are currently developing a portfolio of molecules for the treatment of various autoimmune/inflammatory diseases. The most advanced platform is a portfolio of metabolically inert antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates designated as CH-1504 and CH-4051. In March 2009, we announced positive results from the completed Phase II head-to-head clinical trial of CH-1504 for the treatment of rheumatoid arthritis, designed to compare the efficacy and tolerability of CH-1504 against methotrexate, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. The preliminary analysis showed comparable American College of Rheumatology efficacy criteria, or ACR20/50/70 response rates to patients treated with 0.25mg, 0.50mg and 1.0mg of CH-1504 against patients treated with a standard 20mg oral dose of methotrexate. In addition, the efficacy of CH-1504 was associated with improved tolerability and reduced hepatotoxicity compared with methotrexate. In April 2009, we announced positive findings from our Phase I study of CH-4051, the L-isomer of CH-1504. Data from this single and multiple ascending dose study demonstrated that CH-4051 is safe and well tolerated up to a maximally tolerated dose of 7.5mg.

During the quarter ended March 31, 2010, we finalized the proposed design of our Phase II study to compare CH-4051 to methotrexate in patients who have previously failed to show an adequate therapeutic response to methotrexate in the treatment of rheumatoid arthritis. This planned Phase II study is a double-blind, multiple-arm randomized study with a primary efficacy endpoint of the ACR hybrid score that combines a continuous scale of percentage improvement with the well known ACR20/50/70. After submitting our proposed protocol to the FDA for review, the agency requested additional detail from preclinical studies previously submitted as part of our investigational new drug (IND) application to support our proposed dose range. We anticipate submitting our response to the FDA’s request by the end of July 2010, at which time the agency will have 30 days to review and respond to the submission. As a result, we currently do not expect this trial to be initiated until, at least, the second half of 2010.

Complementing our autoimmune/inflammatory program is a second platform consisting of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation, known as our I-3D portfolio. We currently have no work underway related to this portfolio.

Since inception we have focused primarily on organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMEA and other regulatory agencies and undertaking preclinical trials and clinical trials of our product candidates. We are a development stage company and have generated no revenue since inception. We do not anticipate generating any product revenue until and unless we successfully obtain approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates although we could potentially generate revenue by entering into strategic agreements including out-licensing, co-development or co-promotion of our drug candidates. Developing pharmaceutical products is a lengthy and expensive process. Even if we do not encounter unforeseen safety issues or timing or other delays during the course of developing our currently licensed product candidates, we would not anticipate receiving regulatory approval to market any such products until, at the earliest, 2012. Assuming FDA approval of Northera for marketing in the United States, we currently anticipate launching the product and having initial sales or royalty revenue from it in the first quarter of 2012. Currently, development expenses are being funded with proceeds from equity financings completed in December 2004, February 2006, March 2007, November 2007, July 2009 and March 2010. To the extent we move our products into additional clinical trials and expand our commercialization and marketing efforts for droxidopa, our need to finance operating costs will continue. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development and/or commercialization of the products.

Corporate Information

Our operating subsidiary, Chelsea Therapeutics, Inc. was incorporated in Delaware in April 2002 under the name Aspen Therapeutics, Inc., and changed its name to Chelsea Therapeutics, Inc. in July 2004. On February 11, 2005, Chelsea Therapeutics, Inc. completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation formed in May 1988. At the time of the transaction, Ivory Capital had only nominal assets and no operating activities. In connection with this merger transaction, a wholly owned subsidiary of Ivory Capital Corporation merged with and into Chelsea Therapeutics, Inc., with Chelsea Therapeutics, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Ivory Capital Corporation. In connection with the merger, the former stockholders of Chelsea Therapeutics, Inc. received 96.75% percent of our outstanding equity on a fully diluted basis. Pursuant to the terms of the merger, the sole officer and director of Ivory Capital Corporation prior to the merger was replaced with the officers and directors of Chelsea Therapeutics, Inc.

On June 17, 2005, Ivory Capital Corporation formed a wholly owned subsidiary in Delaware named Chelsea Therapeutics International, Ltd. for the purposes of reincorporating in Delaware. On July 28, 2005, Ivory Capital Corporation merged with Chelsea Therapeutics International, Ltd., with Chelsea Therapeutics International, Ltd. as the surviving corporation. As a result, Chelsea Therapeutics International, Ltd. is the public reporting company and is the 100% owner of Chelsea Therapeutics, Inc., its operating subsidiary.

THE OFFERING

Common stock we are offering pursuant to the prospectus supplement	Up to 3,000,000 shares.

Common stock to be outstanding after this offering	43,200,406 shares.

Manner of offering	“At-the-market” offering that many be made from time to time through our agent, Cantor Fitzgerald & Co. See “Plan of Distribution” beginning on page S-16.

Use of proceeds	We expect to use the net proceeds from this offering to fund our droxidopa program, to fund our study of CH-4501 for the treatment of rheumatoid arthritis, to fund development of our other product candidates and for general corporate purposes. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Risk factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our common stock.

NASDAQ Capital Market common stock symbol	CHTP

The number of shares of common stock to be outstanding after this offering in the table above is based on 40,200,406 shares of common stock outstanding as of March 31, 2010. This number excludes:

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6,200,000 shares reserved for issuance under our 2004 Stock Plan, of which 4,596,680 shares are issuable upon exercise of outstanding options with a weighted-average exercise price of $3.65 per share; and

•	6,405,758 shares of common stock issuable upon exercise of outstanding warrants, all of which are exercisable at prices ranging from $2.62 to $5.66 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the risks described below and all of the other information contained in this prospectus supplement and the accompanying prospectus, and incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, before investing in our securities. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock.

Risks Related to Our Business

We currently have no product revenue and will need to raise additional capital to operate our business.

To date, we have generated no product revenue. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenue. Currently, our primary product candidates are droxidopa and our antifolates portfolio, and none are approved by the FDA nor, with the exception of droxidopa which has Japanese approval, any other regulatory agency for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, equity or debt financings, licensing fees and grants. We anticipate that 2010 operating expenses will be approximately $38 million, including non cash items.

In order to fund operations and increase our cash reserves in 2010, we may seek to outlicense our products or seek additional sources of financing and such opportunities might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned preclinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts, forego attractive business opportunities or curtail operations. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and might never become profitable. From inception through March 31, 2010 we had losses of $101.8 million. We had net losses of $6.2 million, $25.8 million and $35.1 million for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively, and we anticipate losses for the foreseeable future. Actual losses will depend on a number of considerations, including:

•	the pace of commercialization and marketing effort for droxidopa;

•	the pace and success of preclinical development and clinical trials for droxidopa, antifolates and other product candidates;

•	possible out-licensing of our product candidates;

•	seeking regulatory approval for our various product candidates;

•	discussions with regulatory agencies concerning the design of our clinical trials;

•	our ability to identify and recruit patients into our clinical trials at costs consistent with our current estimates;

•	the pace of development of new intellectual property for our existing product candidates;

•	in-licensing and development of additional product candidates;

•	implementing additional internal systems and infrastructure; and

•	hiring additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and development expenditures. As a result, we will need to generate significant revenue in order to achieve and maintain profitability. We might not be able to generate revenue or achieve profitability in the future and are unlikely to do so in the near term. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We are a development-stage company and might not be able to commercialize any product candidates.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake preclinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales, marketing and distribution activities.

Our operations have been limited to organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMEA and other regulatory agencies and undertaking preclinical trials and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Our potential future earnings may be reduced should we decide to out-license one or more of our drug product candidates.

We may decide to out-license one or more of our drug product candidates, reducing future profits available to us. Should we license our drug product candidates to another pharmaceuticals company, it would allow the partner to market and sell our compounds in one or more markets around the world. If either the antifolates or droxidopa are licensed to a strategic partner, the profit available to us may be substantially reduced from what might otherwise be possible should we retain all rights to the products and market and sell them directly.

We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize our product candidates including droxidopa, our antifolates, or any other product candidate either currently in our drug candidate portfolio or which we might acquire or develop in the future. We will need FDA approval to commercialize our product candidates in the United States and approvals from equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA an NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing.

We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenue from, a product candidate;

•	reduce available time during which our intellectual property is protected under various U.S. and foreign patents;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of these product candidates, particularly droxidopa or our antifolates, will severely undermine our business and could substantially extend the period before we have a saleable product, leaving us without any source of revenue until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize product candidates for sale outside the United States.

We face risks related to our Phase III registration program for droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension (NOH).

In September 2009, we announced that preliminary data from Study 302, the first of our pivotal Phase III trials of droxidopa for the treatment of NOH, did not demonstrate a statistically significant improvement relative to placebo as measured by the study’s primary endpoint. While the study did not meet its primary endpoint, additional analysis confirmed statistically significant symptomatic benefit across five clinically relevant assessment criteria that reflect symptomatic improvements and corroborate other supportive symptom data. Data from the trial also supported the safety and tolerability of droxidopa. Following our analysis of the 302 data, we met with the FDA in November 2009 to obtain greater clarity about our options for completing our planned clinical and registration program for droxidopa and were given approval to change the primary endpoint for our partially completed 301 study. There are, however, significant risks following from our 302 study results as we attempt to pursue a revised clinical plan for droxidopa. Specifically:

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Despite the change in the primary endpoint of our 301 study and our decision to add additional patients to the study, significance in that endpoint may not be achieved which could further delay our ability to seek approval for droxidopa from the FDA.

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As a result of the failure to achieve significance in our primary endpoint for the 302 study, the FDA recommended that we perform a confirmatory pivotal study, which we call study 306. While we believe we have incorporated much of what we have learned during our 302 study analysis into the design of 306, we cannot be sure that the results of this study will meet requirements for FDA approval.

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We believe that the failure to achieve significance in the primary 302 endpoint and the resulting need for the confirmatory pivotal 306 study will delay the market launch of droxidopa in the US market by just over one year to the first quarter of 2012, compared to our earlier estimate of the second half of 2010, even if we are successful in the 301 and 306 studies and are able to meet all other requirements to the satisfaction of the FDA. While we believe that the design of the 306 study may better meet some of the previously expressed expectations of the EMEA in Europe than either 301 or 302 and thus result in less of a delay there, as of this time we have not discussed the specifics or this trial design with the EMEA and cannot be sure that it will be acceptable. If the EMEA determines that it does not meet their requirements, we can expect a similar delay in Europe as well as in other global markets that we might wish to address. These studies and the regulatory process could take longer than we expect.

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The targeted geographic distribution of patients for the additional patients enrolled in Study 301 and the 306 study as well as the targeted mix of patient indications in these studies are different than for the 302 study and the earlier stages of the 301 study and we cannot be certain that we will be able to meet our revised timelines for these studies, particularly with respect to patient recruitment.

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The delays and risks as outlined above are likely to require additional financing for the droxidopa clinical program, are likely to result in financing at a lower price than might have otherwise been available and might make the process of carrying out such a financing more difficult. If such financing is equity financing it would cause dilution for our stockholders, which could be significant depending on the price and the amount of stock sold.

•	If we require additional capital for the development of droxidopa, we may not be able to raise capital on favorable terms or at all.

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We may determine that it is in our best interest to out-license droxidopa. However, given the regulatory and financing uncertainties, we may not be able to complete an out-licensing agreement on terms beneficial to us or at all.

Our product candidate CH-4051 has had only limited formal clinical trials.

Our product candidate, CH-4051, is in an early stage of development and requires extensive clinical testing. In November 2008, we commenced Phase I dose escalation clinical trials of CH-4051 in humans in Kendle International’s Clinical Pharmacology Unit, Utrecht, Netherlands under the authority of Stichting Therapeutische Evaluatie Geneesmiddelen – Medisch Ethische Toetsingscommissie, an Independent Ethics Committee. It is our intention to commence Phase II clinical trials for CH-4051 in rheumatoid arthritis in 2010. We currently intend to seek a partner to assist us in the development of CH-4051 and our portfolio of antifolates after the completion of Phase II proof-of-concept studies for CH-4051 in rheumatoid arthritis. After the completion of those trials and depending on available funding, we may also initiate additional Phase II studies in rheumatoid arthritis and other indications as appropriate. We currently estimate a global filing of the NDA no sooner than 2013. However, at any point during the process we might decide to focus our efforts on a different lead compound, and we cannot predict with any certainty the success or timing of our clinical trials, if or when we might submit an NDA for regulatory approval of this product candidate or whether such an NDA will be accepted. We do not expect to conduct additional trials or make further investments in the development of CH-1504, formerly our lead antifolate product candidate.

The FDA has requested additional preclinical data to more fully characterize and support the safety of our proposed Phase II doses of CH-4051.

In June 2010, the FDA requested we delay initiating our Phase II clinical study of CH-4051 pending receipt and review of additional histopathology data and details from previously completed preclinical studies to more fully characterize and support the safety of our proposed Phase II doses of CH-4051. While we believe the data from our preclinical and Phase I evaluations of CH-4051 support the safety and tolerability of CH-4051 at the proposed doses and that we will be able to provide the necessary supportive data to the FDA in a timely fashion, we continue to explore additional potential strategies for further mitigating any FDA concerns regarding dose but there can be no assurance whether and when the FDA will allow us to proceed with clinical testing of CH-4051 in the U.S.;

whether CH-4051 can be further developed, financed or commercialized in a timely manner without additional studies or patient data or significant expense; and whether any future development will be sufficient to support product approval. If we are unable to resolve the FDA’s concerns, we will not be able to proceed further to obtain regulatory approval for CH-4051.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. For example, because we did not receive orphan drug status from the EMEA for droxidopa as a treatment for Parkinson’s disease, our clinical trials for that indication might have to be more involved and take longer to complete and get reviewed than otherwise would have been the case. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials might be delayed by several factors, including:

•	unforeseen safety issues;

•	clarification of dosing issues;

•	lack of effectiveness during clinical trials;

•

slower than expected rates of patient recruitment, including the aggregate of approximately 500 patients required to complete the several Phase II and Phase III trials that are or are expected to be ongoing in 2010;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unexpected emergence of competitive drugs against which our compounds might compete for clinical trial resources or need to be tested.

In addition, we or the FDA or another governing regulatory agency may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory agency finds deficiencies in the conduct of these or our regulatory submissions. Therefore, we cannot predict with any certainty the schedule for our current or any future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process might fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenue.

We intend to explore additional indications for droxidopa, however these programs may not prove successful.

We have announced our exploration of certain additional indications for droxidopa and we may make similar announcements in the future. While trials conducted by our partner, DSP, for the Japanese market provide evidence of efficacy for certain indications, other indications may be explored for which we have no existing clinical evidence of efficacy. Such trials are likely to be very costly. We do not have market approval from the

FDA or other regulatory agencies for any of the indications we are exploring and there are no guarantees that additional clinical trials will provide new evidence of efficacy in the targeted indications or permit us to gain market approval from regulatory agencies.

Physicians and patients might not accept and use our drugs.

Even if the FDA approves any of our product candidates, physicians and patients might not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	understanding by prescribing physicians of the medical conditions we are attempting to address;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect that sales of our product candidates could, if approved, generate a substantial portion of our product revenue for an extended period, the failure of such a drug to find market acceptance would harm our business and could require us to seek additional financing or curtail our operations.

We have no experience selling, marketing or distributing products and only limited internal capability to do so.

We currently have no sales, marketing or distribution capabilities other than as provided by our Vice President of Sales and Marketing. We anticipate expanding our marketing and sales capabilities over the next 15 to 21 months in anticipation of commercializing droxidopa. We would need to allocate resources to, or contract with one or more third parties for, the sale and marketing of our other proposed products. As a result, our future success depends, in part, on:

•	our ability to enter into and maintain collaborative relationships for these capabilities, either through out-licensing of our compounds or through contracting organizations;

•	the collaborator’s strategic interest in the products under development; and

•	such collaborator’s ability to successfully market and/or sell any such products.

To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products or if we decide to add internal resources to complement third party resources, significant development expenditures, management resources and time will be required to establish and develop our own marketing and sales force with technical expertise.

While the FDA has indicated that they might remove midodrine from the market, we can have no assurances that it will be removed.

The FDA has indicated publically that unless two studies are successfully completed within a specified timeframe to confirm the symptomatic benefit of midodrine, the agency will consider removing midodrine from the market. Midodrine is the only approved compound for orthostatic hypotension in the U.S. and its removal could facilitate higher sales and/or more rapid acceptance of Northera™ (droxidopa) in this indication. However the FDA has never removed a drug under similar circumstances and we can provide no assurance that they will do so in the case of midodrine.

We might not successfully manage our growth.

We are a small, development stage company. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. We currently have 18 employees. We may also have to augment our operational, financial and management systems and hire and train even more qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

Risks Related to Our Common Stock and this Offering

The trading volume of our common stock is limited and our investors may encounter difficulties selling significant quantities of our stock without adversely impacting the price at which they can sell.

Since listing with the NASDAQ Stock Market in May 2006, the trading volume for our stock has varied significantly from day to day and often the number of shares traded has been low. No assurance can be given that the current level of liquidity will be maintained or that a more liquid trading market will develop. Any large transactions in our common stock might be difficult to conduct and may cause significant fluctuations in the price of our stock.

The prices at which shares of our common stock are traded will likely be volatile.

You should expect the prices at which our common stock is traded to be highly volatile. Since the commencement of NASDAQ trading in May 2006, the price has varied from a low of $1.09 to a high of $8.41. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing preclinical or clinical trials or the unsatisfactory design or results of these trials;

•	success or delays in commercialization of our product candidates;

•	market acceptance of our product candidates;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for pharmaceutical companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

We have never paid dividends and do not intend to pay cash dividends.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

You will experience immediate dilution in the book value per share of the common stock you purchase in this offering.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $2.95 per share, which was the closing price per share of our common stock as reported on the NASDAQ Capital Market on July 1, 2010, and a net tangible book value per share of our common stock of $0.59 as of March 31, 2010, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.20 per share in the net tangible book value of the common stock you purchase. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management will have broad discretion in how we use the net proceeds from this offering, and we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Our management will have significant flexibility in applying the net proceeds of this offering and, accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds and will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used in ways with which you disagree. It is possible that our management may invest the net proceeds in ways that our stockholders may not desire, or in ways that may not yield a favorable, or any, return for our company. The failure of our management to use the net proceeds from this offering effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

If securities analysts downgrade our stock or cease coverage of us, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. Currently, five financial analysts publish reports about us and our business. We do not control these or any other analysts. Furthermore, there are many large, well-established, publicly traded companies active in our industry and market, which may mean that it is less likely that we will receive widespread analyst coverage. If any of the analysts who cover us downgrade our stock, our stock price would likely decline rapidly. If these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares of common stock.

As of March 31, 2010, we had 40,200,406 shares of common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our common stock may decline if our common stockholders sell a large number of shares of our common stock in the public market, or the market perceives that such sales may occur. In addition, we have outstanding options and warrants to purchase an aggregate of 4,596,680 and 6,405,758 shares, respectively, of our common stock. If these options or warrants are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares of our common stock offered pursuant to this prospectus supplement to fund our droxidopa program, to fund our study of CH-4501 for the treatment of rheumatoid arthritis, to fund the development of our other product candidates, including clinical trials, research and development expenses and general and administrative expenses, and for general corporate purposes. At this time, we have not determined the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. In addition, we may use the net proceeds from this offering for a variety of other corporate uses, including in-licenses or acquisitions of complementary products, technologies or companies, although we currently have no commitments or agreements for any such transactions. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

DILUTION

Our net tangible book value on March 31, 2010 was $23.9 million, or $0.59 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of all 3,000,000 shares of common stock being offered in this offering at an assumed offering price of $2.95 per share, which was the closing price of our common stock as reported on the NASDAQ Capital Market on July 1, 2010, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of March 31, 2010 would have been approximately $32.2 million, or $0.75 per share of common stock. This represents an immediate increase in net tangible book value of $0.16 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.20 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed offering price per share		$2.95
Net tangible book value per share as of March 31, 2010	$0.59
Increase in net tangible book value per share attributable to new investors in offering	$0.16

Pro forma net tangible book value per share after giving effect to the offering	$0.75
Dilution per share to new investors		$2.20

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock.

The above discussion and table are based on 40,200,406 shares of our common stock outstanding as of March 31, 2010. This number excludes:

•

6,200,000 shares reserved for issuance under our 2004 Stock Plan, of which 4,596,680 shares are issuable upon exercise of outstanding options with a weighted-average exercise price of $3.65 per share; and

•	6,405,758 shares of common stock issuable upon exercise of outstanding warrants, all of which are exercisable at prices ranging from $2.62 to $5.66 per share.

To the extent that any of these outstanding options or warrants are exercised, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into a controlled equity offering sales agreement with Cantor Fitzgerald & Co., or Cantor, under which we may issue and sell up to 3,000,000 shares of our common stock from time to time through Cantor acting as agent. The form of the sales agreement will be filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus supplement. The sales, if any, of shares made under the sales agreement will be made on the NASDAQ Capital Market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by Cantor and us. We may instruct Cantor not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend the offering of common stock upon notice and subject to other conditions. As an agent, Cantor will not engage in any transactions that stabilize the price of our common stock.

We will pay Cantor commissions for its services in acting as agent in the sale of common stock. Cantor will be entitled to compensation at a fixed commission rate ranging between 3.0% and 5.0% of the gross sales price per share sold. Assuming the sale of all 3,000,000 shares of common stock being offered in this offering at an assumed offering price of $2.95 per share, which was the closing price of our common stock as reported on the NASDAQ Capital Market on July 1, 2010, we estimate that the total expenses for the offering, excluding compensation payable to Cantor under the terms of the sales agreement, will be approximately $120,000, which includes certain expense reimbursements payable to Cantor.

In no event will the total amount of compensation paid to any member of the Financial Industry Regulatory Authority upon completion of this offering exceed 8.0% of the maximum gross proceeds of this offering.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will act as sales agent on a reasonable efforts basis. In connection with the sale of the common stock on our behalf, Cantor may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse Cantor for certain other specified expenses.

The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the agreement, or (ii) termination of the sales agreement as permitted therein.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a web sites maintained by Cantor and Cantor may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. As a result of an investment in our December 2004 private placement by a fund affiliated with the firm, individual partners of Wyrick Robbins own a total of approximately 6,000 shares of our common stock. Cantor is being represented in connection with this offering by DLA Piper LLP (US), New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2009 and 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2007, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by J.H. Cohn, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the NASDAQ Capital Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus supplement and the accompany prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omit certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the shares covered by this prospectus supplement and accompanying prospectus (other than current reports furnished pursuant to Items 2.02 and 7.01 of Form 8-K). The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 10, 2010;

•	our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2010, filed with the SEC on May 4, 2010;

•

our Current Reports on Form 8-K filed with the SEC on February 9, February 9, (including the information “furnished” to the SEC), February 25, February 26, March 5, May 18, June 1, June 9, June 29, June 30 and July 1, 2010;

•	our definitive proxy solicitation materials filed with the SEC on April 26, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51462), including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Chelsea Therapeutics International, Ltd., Attention: Corporate Secretary, 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277, (704) 341-1516.

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We are not making offers to sell the common stock in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Prospectus

$60,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

From time to time, we may offer up to $60,000,000 of any combination of the securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock trades on the NASDAQ Capital Market under the trading symbol “CHTP.” On August 7, 2009, the last reported sale price of our common stock was $4.68 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

You are urged to carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all information incorporated by reference herein and therein.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 6 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Chelsea,” “the company,” “we,” “us,” “our” and similar names refer to Chelsea Therapeutics International, Ltd. and our subsidiary, Chelsea Therapeutics, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it might not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including “Risk Factors” beginning on page 6 and our financial statements and related notes thereto incorporated by reference herein, before making an investment decision.

Our Company

We are a development stage pharmaceutical company that seeks to acquire, develop and commercialize innovative products for the treatment of a variety of human diseases. Our strategy is to develop technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Specifically, we are developing a novel therapeutic agent for the treatment of neurogenic orthostatic hypotension, or NOH, and related conditions and diseases along with our development of prescription products for multiple autoimmune disorders including rheumatoid arthritis, psoriasis, inflammatory bowel disease and cancer.

We are currently focusing the majority of our drug development resources on two clinical stage development projects: droxidopa for symptomatic neurogenic hypotension and other potential indications; and our portfolio of non-metabolized antifolate compounds for the treatment of rheumatoid arthritis.

Droxidopa, our most advanced investigational product candidate, is an orally active synthetic precursor of norepinephrine. It is being developed for the treatment of NOH and is currently approved and marketed in Japan for the treatment of symptomatic orthostatic hypotension, freezing of gait in Parkinson’s disease and intradialytic hypotension, or IDH. During 2007, the U.S. Food and Drug Administration, or FDA, granted orphan drug status to droxidopa for the treatment of NOH and the European Medicines Agency, or EMEA, granted orphan medicinal product designation for the treatment of patients with Pure Autonomic Failure and patients with Multiple Systems Atrophy. Droxidopa is currently being studied for the treatment of NOH in two double-blind pivotal Phase III trials designed to compare droxidopa to placebo at multiple sites in North America, Europe and Australia. We reached our targeted enrollment in our first study in late June 2009 and expect to announce preliminary data on this study and reach our targeted enrollment in our second study in the third quarter of 2009. Full data from the two studies are expected later in 2009 and we anticipate submitting a new drug application to the FDA in the fourth quarter of 2009.

Droxidopa is also being developed for the treatment of IDH for which we completed a double-blind, placebo controlled Phase II study in the United States in March 2009. In addition, a Phase II trial of droxidopa, alone and in combination with carbidopa, for the treatment of fibromyalgia began in early 2009, under approval from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency.

In addition to droxidopa, we are currently developing a portfolio of molecules for the treatment of various autoimmune/inflammatory diseases. The most advanced platform is a portfolio of metabolically inert antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates designated as CH-1504 and CH-4051. In March 2009, we announced positive results from a preliminary analysis of the recently completed Phase II clinical trial of CH-1504 for the treatment of rheumatoid arthritis. This trial was designed to compare the efficacy and tolerability of CH-1504 against methotrexate, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. The preliminary analysis showed comparable ACR20/50/70 response rates to patients treated with 0.25mg, 0.50mg and 1.0mg of CH-1504 against patients treated with a standard 20mg oral dose of methotrexate. In addition, the efficacy of CH-1504 was associated with improved tolerability and reduced heptatoxicity compared with methotrexate. In April 2009, we announced positive findings from our Phase I study of CH-4051, the L-isomer of CH-1504. Data from this single and multiple ascending dose study demonstrated that CH-4051 is safe and well tolerated up to a maximally tolerated dose of

7.5mg. Complementing our autoimmune/inflammatory program is a second platform consisting of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation, known as our I-3D portfolio.

Since inception we have focused primarily on organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMEA and other regulatory agencies and undertaking preclinical trials and clinical trials of our product candidates. We are a development stage company and have generated no revenue since inception. We do not anticipate generating any product revenue until and unless we successfully obtain approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates although we could potentially generate revenue by entering into strategic agreements including out-licensing, co-development or co-promotion of our drug candidates. Developing pharmaceutical products is a lengthy and expensive process. Even if we do not encounter unforeseen safety issues or timing or other delays during the course of developing our currently licensed product candidates, we would not anticipate receiving regulatory approval to market any such products until, at the earliest, the second half of 2010. Currently, development expenses are being funded with proceeds from equity financings completed in December 2004, February 2006, March 2007, November 2007 and July 2009. To the extent we move our products into additional clinical trials and expand our commercialization and marketing efforts for droxidopa, our need to finance operating costs will continue. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development and/or commercialization of the products.

Recent Developments

On July 28, 2009, we closed on a “registered direct” offering and issued an aggregate of 3,325,000 shares of our common stock at a price of $4.00 per share, which resulted in gross proceeds of $13,300,000. We received net proceeds of approximately $12.6 million after deduction of placement agent fees and expenses. We intend to use the net proceeds from the sale of the common stock to accelerate the commercialization and marketing of droxidopa, to fund the development of our other product candidates, including clinical trials, research and development expenses and general and administrative expenses, and for general corporate purposes.

Corporate History

Our operating company was incorporated in Delaware in April 2002 under the name Aspen Therapeutics, Inc., and changed its name to Chelsea Therapeutics, Inc. in July 2004. On February 11, 2005, Chelsea Therapeutics, Inc. completed a merger with Ivory Capital Corporation, a publicly traded Colorado corporation formed in May 1988. At the time of the transaction, Ivory Capital had only nominal assets and no operating activities. In connection with this merger transaction, a wholly owned subsidiary of Ivory Capital Corporation merged with and into Chelsea Therapeutics, Inc., with Chelsea Therapeutics, Inc. remaining as the surviving corporation and a wholly owned subsidiary of Ivory Capital Corporation. In connection with the merger, the former stockholders of Chelsea Therapeutics, Inc. received 96.75% percent of our outstanding equity on a fully diluted basis. Pursuant to the terms of the merger, the sole officer and director of Ivory Capital Corporation prior to the merger was replaced with the officers and directors of Chelsea Therapeutics, Inc.

On June 17, 2005, Ivory Capital Corporation formed a wholly owned subsidiary in Delaware named Chelsea Therapeutics International, Ltd. for the purposes of reincorporating in Delaware. On July 28, 2005, Ivory Capital Corporation merged with Chelsea Therapeutics International, Ltd., with Chelsea Therapeutics International, Ltd. as the surviving corporation. As a result, Chelsea Therapeutics International, Ltd. is the public reporting company and is the owner of all of the issued securities of Chelsea Therapeutics, Inc., its operating subsidiary.

When we refer in this prospectus to business and financial information relating to periods prior to December 31, 2004, we are referring to the business and financial information of Chelsea Therapeutics, Inc.

unless the context requires otherwise. When we refer in this prospectus to business and financial information for periods between January 1, 2005 and July 28, 2005, we are referring to the business and financial information of Ivory Capital Corporation. Except as noted, all share numbers included herein reflect the conversion of every nine shares of Ivory Capital Corporation common stock for one share of Chelsea Therapeutics International, Ltd. common stock that occurred in connection with our Delaware reincorporation on July 28, 2005.

Our executive offices are located at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277 and our telephone number at that location is (704) 341-1516. Our website address is www.chelsearx.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Offerings Under This Prospectus

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $60,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock

We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges and restrictions of the preferred stock of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into warrant agreements with a bank or trust company that we select to be our warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant agreement or warrant certificate containing the terms of the warrants we are offering before the issuance of the warrants.

Debt Securities

We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

Units

We may issue units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to Our Business

We currently have no product revenue and will need to raise additional capital to operate our business.

To date, we have generated no product revenue. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenue. Currently, our primary product candidates are droxidopa and our antifolates portfolio, and none are approved by the FDA nor, with the exception of droxidopa which has Japanese approval, any other regulatory agency for sale. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures, including anticipated 2009 expenses of at least $30 million, from cash on hand, redemptions of or borrowings against investments, other equity or debt financings, licensing fees and grants. In addition, as a result of our financial position as of December 31, 2008, the audit opinion received from our independent auditors, which is included in our financial statements incorporated by reference in this report, contained a notation related to our ability to continue as a going concern.

Even if we sell all of the securities offered by this prospectus, in order to fund operations and increase our cash reserves in 2009 and beyond, we may need to outlicense our products or seek additional sources of financing and such opportunities might not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned preclinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts, forego attractive business opportunities or curtail operations. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our stockholders.

We are not currently profitable and might never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we might never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and might never become profitable. From inception through June 30, 2009 we had losses of approximately $82.5 million. We had net losses of approximately $35.1 million and approximately $15.1 million for the years ended December 31, 2008 and 2007, respectively, and we anticipate losses for the foreseeable future. Actual losses will depend on a number of considerations, including:

•	the pace of commercialization and marketing efforts for droxidopa;

•	the pace and success of preclinical development and clinical trials for droxidopa, antifolates and other product candidates;

•	possible out-licensing of our product candidates;

•	seeking regulatory approval for our various product candidates;

•	discussions with regulatory agencies concerning the design of our clinical trials;

•	our ability to identify and recruit patients into our clinical trials at costs consistent with our current estimates;

•	the pace of development of new intellectual property for our existing product candidates;

•	in-licensing and development of additional product candidates;

•	implementing additional internal systems and infrastructure; and

•	hiring additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and development expenditures. As a result, we will need to generate significant revenue in order to achieve and maintain profitability. We might not be able to generate revenue or achieve profitability in the future and are unlikely to do so in the near term. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

We are a development-stage company and might not be able to commercialize any product candidates.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake preclinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales, marketing and distribution activities.

Our operations have been limited to organizing and staffing our company, negotiating in-licensing agreements with our partners, acquiring, developing and securing our proprietary technology, participating in regulatory discussions with the FDA, the EMEA and other regulatory agencies and undertaking preclinical trials and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Our potential future earnings may be reduced should we decide to out-license one or more of our drug product candidates.

We may decide to out-license one or more of our drug product candidates, reducing future profits available to us. Should we license our drug product candidates to another pharmaceuticals company, it would allow the partner to market and sell our compounds in one or more markets around the world. If either the antifolates or droxidopa are licensed to a strategic partner, the profit available to us may be substantially reduced from what might otherwise be possible should we retain all rights to the products and market and sell them directly.

We might not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates.

We cannot assure you that we will receive the approvals necessary to commercialize our product candidates including droxidopa, our antifolates, or any other product candidate either currently in our drug candidate portfolio or that we might acquire or develop in the future. We will need FDA approval to commercialize our product candidates in the United States and approvals from equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a new drug application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process might also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals might:

•	delay commercialization of, and our ability to derive product revenue from, a product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we might otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of these product candidates, particularly droxidopa or our antifolates, will severely undermine our business and could substantially extend the period before we have a saleable product, leaving us without any source of revenue until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize product candidates for sale outside the United States.

Our drug candidates may require extensive reformulation work prior to approval or they may prove unsuitable for further development regardless of reformulation efforts.

We are currently utilizing a formulation of droxidopa in our clinical trials that is obtained from Dainippon Sumitomo Pharma Co., Ltd., or DSP, which uses a process incompatible with FDA good manufacturing process, or GMP, guidelines. During 2008, we collaborated with a contract manufacturing organization and successfully developed a GMP compatible formulation of droxidopa. DSP is also working to finalize an approvable formulation for the US market. While we believe this activity is progressing at an appropriate pace, final resolution of the manufacturing process and supplier could impact our launch of droxidopa in the US market.

Our development program for CH-1504 was delayed in May of 2006 as a result of data that came to our attention concerning possible bioavailability issues and animal data suggesting significant variations in blood plasma levels. We have identified and run bioavailability tests on a different formulation of CH-1504 that we believe has improved the drug relative to these issues; however we cannot determine at this time whether these improvements will be adequate to permit FDA and other regulatory approvals.

Other formulation issues may arise or prove more significant than anticipated, either with droxidopa, CH-1504 or with other drug candidates in our portfolio.

Our product candidate CH-1504 has had only limited formal clinical trials.

Our product candidate, CH-1504, is in an early stage of development and requires extensive clinical testing. In June 2005, we commenced Phase I dose escalation clinical trials of CH-1504 in humans in the United Kingdom at Guy’s Hospital in London, under the Clinical Trial Authorization issued by the Medicines and Healthcare Products Regulatory Agency, the United Kingdom’s health authority. Following the recent reformulation program, we began additional clinical testing to ascertain equivalency ratios for the reformulated compound as compared to the compound used during the Phase I trials in the UK. Following this testing we commenced Phase II clinical trials for CH-1504 in rheumatoid arthritis. After the completion of those trials and depending on available funding, we may initiate several additional Phase II studies in other indications and, as appropriate, Phase III studies in rheumatoid arthritis with or without a partner. Upon completion of the Phase III studies in rheumatoid arthritis, we hope to use data from these studies to file a NDA in the United States. We currently estimate a global filing of the NDA no sooner than 2011. However, at any point during the process we might decide to focus our efforts on a different lead compound, and we cannot predict with any certainty the success or timing of our clinical trials, if or when we might submit an NDA for regulatory approval of this product candidate or whether such an NDA will be accepted.

There has been only very limited testing of our I-3D product candidates.

Our I-3D product candidates are early in their development. None of the candidates have had adequate toxicology testing in animals to permit clinical testing and there is no clinical evidence of efficacy for any of these candidates, despite limited similarities with compounds currently marketed by others. Animal toxicology trials on our I-3D compounds may not permit further development of these drugs or we may have to carry out toxicology trials on several compounds before we find one that is appropriate for clinical testing, if at all. Once clinical trials are undertaken, the compound or compounds may not prove adequately safe and efficacious in humans and may not be approved by the FDA or other regulatory agencies.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. For example, because we did not receive orphan drug status from the EMEA for droxidopa as a treatment for Parkinson’s disease, our clinical trials for that indication might have to be more involved and take longer to complete and get reviewed than otherwise would have been the case. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials might be delayed by several factors, including:

•	unforeseen safety issues;

•	clarification of dosing issues;

•	lack of effectiveness during clinical trials;

•

slower than expected rates of patient recruitment, including for the aggregate of approximately 675 patients required to complete the several Phase I, Phase II and Phase III trials that are ongoing in 2009 for droxidopa as a treatment for NOH;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols; and

•	unexpected emergence of competitive drugs against which our compounds might compete for clinical trial resources or need to be tested.

In addition, we or the FDA or another governing regulatory agency may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory agency finds deficiencies in the conduct of these or our regulatory submissions. Therefore, we cannot predict with any certainty the schedule for our current or any future clinical trials.

The results of our clinical trials might not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process might fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and might delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenue.

We intend to explore additional indications for droxidopa, however these programs may not prove successful.

We have announced our exploration of certain additional indications for droxidopa and we may make similar announcements in the future. While trials conducted by our partner, DSP, for the Japanese market provide evidence of efficacy for certain indications, other indications may be explored for which we have no existing clinical evidence of efficacy. Such trials are likely to be very costly. We do not have market approval from the FDA or other regulatory agencies for any of the indications we are exploring and there are no guarantees that additional clinical trials will provide new evidence of efficacy in the targeted indications or permit us to gain market approval from regulatory agencies.

Physicians and patients might not accept and use our drugs.

Even if the FDA or any foreign regulatory authority approves any of our product candidates, physicians and patients might not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drug;

•	cost-effectiveness of our product relative to competing products;

•	understanding by prescribing physicians of the medical conditions we are attempting to address;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect that sales of our product candidates could, if approved, generate a substantial portion of our product revenue for an extended period, the failure of such a drug to find market acceptance would harm our business and could require us to seek additional financing or curtail our operations.

Our drug development program depends upon third-party researchers who are outside our control.

We depend upon independent clinical research organizations, investigators and other collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. They might not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators might also have relationships with other commercial entities, some of which might compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our drug development program also depends upon our partners who are outside our control.

We have licensed certain rights related to droxidopa from DSP and depend upon them for data and support in advancing our clinical program for this compound. In addition, DSP is currently the sole manufacturer of this compound for our clinical program. Without the timely support of DSP or any other partners, our drug development programs could suffer significant delays, require significantly higher spending or face cancellation.

We rely exclusively on third parties to formulate and manufacture any product candidates.

We have only limited experience in drug formulation and no experience in drug manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. While we have a contract in place with DSP covering droxidopa, we currently have no contract for the commercial scale manufacture of our antifolates or I-3D compounds. We have contracted with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our current product candidates or any other product candidates that we may develop or acquire in the future receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•

we might not be able to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any;

•	our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical and commercial needs, if any;

•

our contract manufacturers might not perform as agreed or might not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products; and

•

drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding state agencies to ensure strict compliance with GMP and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenue.

We have no experience selling, marketing or distributing products and only limited internal capability to do so.

We currently have no sales, marketing or distribution capabilities other than as provided by our Vice President of Sales and Marketing. We anticipate expanding our marketing and sales capabilities over the next 12 to 18 months in anticipation of commercializing droxidopa. We would need to allocate resources to, or contract with one or more third parties for, the sale and marketing of our other proposed products. As a result, our future success depends, in part, on:

•	our ability to enter into and maintain collaborative relationships for these capabilities, either through out-licensing of our compounds or through contracting organizations;

•	the collaborator’s strategic interest in the products under development; and

•	such collaborator’s ability to successfully market and/or sell any such products.

To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products or if we decide to add internal resources to complement third party resources, significant development expenditures, management resources and time will be required to establish and develop our own marketing and sales force with technical expertise.

If we cannot compete successfully for market share against other drug companies, we will not achieve sufficient product revenue and our business will suffer.

The market for our antifolate product candidates is characterized by intense competition and rapid technological advances. The initial market for droxidopa, while smaller, has well established generic competition. Other markets for droxidopa, such as fibromyalgia, are emerging with new and heavily marketed offerings. If our antifolates, droxidopa or other product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products might provide greater therapeutic convenience, efficacy or other benefits for a specific indication than our products or might offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we will not achieve sufficient product revenue and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have compounds already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs;

•	launching, marketing and selling drugs; and

•	post-marketing safety surveillance.

Our ability to generate product revenue will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if a product candidate is approved by the FDA, insurance coverage might not be available and reimbursement levels might be inadequate to cover our drug. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our product, once approved, market acceptance and our revenue could be reduced. Congress currently is debating an overhaul of healthcare insurance and any resulting legislation could negatively impact the reimbursement of prescription drug costs.

In addition, not all physicians recognize a separate indication for symptomatic neurogenic orthostatic hypotension and we cannot provide assurances that reimbursement will be approved by the relevant decision makers even if droxidopa receives market approval from the FDA or other regulatory authorities.

Developments by competitors might render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary compounds for the treatment of rheumatoid arthritis include, but are not limited to, Abbott Laboratories, Amgen, Sanofi-Aventis, Barr Laboratories, Boehringer Ingelheim Pharma, Hoffmann-La Roche, Johnson & Johnson, Bristol-Myers Squibb and Mylan Laboratories. Companies that currently sell compounds used for the treatment of orthostatic hypotension include Shire, Mylan Pharmaceuticals, Eon Labs, Impax Laboratories and King Pharmaceuticals. Alternative technologies are being developed to treat rheumatoid arthritis by numerous companies including Pfizer, Rigel and Celltech, which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

Our success, competitive position and future revenue will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We do not know whether any of our pending patent applications or those patent applications that we may file or license in the future will result in the issuance of any patents. Moreover, we cannot predict the degree of patent protection that will be afforded by those patent applications that do result in issuance. Although we generally seek the broadest patent protection available for our proprietary compounds, we may not be able to obtain patent protection for the actual composition of any particular compound and may be limited to protecting a new method of use for the compound or otherwise restricted in our ability to prevent others from exploiting the compound. If our patent protection for any particular compound is limited to a particular method of use or indication such that, if a third party were to obtain approval of the compound for use in another indication, we could be subject to competition arising from off-label use.

Moreover, our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, rendered unenforceable or circumvented, any of which could limit our ability to stop competitors from marketing related products. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar compounds or technologies. Furthermore, our competitors may independently develop similar technologies in a manner that does not infringe our patents or other intellectual property.

If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products.

In addition, we do not anticipate having patent protection on droxidopa when and if it receives market approval by the FDA for NOH under the brand name Northera™. While the orphan drug designation for this compound by the FDA will provide seven years of market exclusivity, we will not be able to exclude other companies from manufacturing and/or selling this compound beyond that timeframe.

Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

If a third party were to file a patent infringement suit against us, we could be forced to stop or delay research, development, manufacturing or sales of any infringing product in the country or countries covered by the patent infringed, unless we can obtain a license from the patent holder. Any necessary license may not be available on acceptable terms or at all, particularly if the third party is developing or marketing a product competitive with the infringing product. Even if we are able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. If we have supplied infringing products to third parties for marketing or have licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses they may sustain themselves as a result.

We may initiate patent litigation against third parties to protect or enforce our patent rights. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

Existing patents and proprietary rights could harm our competitive position.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses might not be available or may not be available on commercially reasonable terms, if at all. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors.

Some jurisdictions have laws that permit the government to force a patentee to grant a license to a third party for commercialization of a patented product if the government concludes that the product is not sufficiently developed or not meeting the health needs of the population. Such compulsory licensing laws are very rarely invoked outside of South America and Africa. In addition, a number of countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Because of the extensive time required for development, testing and regulatory review of a new drug, it is possible that any related patent may expire before any of our product candidates can be commercialized or remain in force for only a short period following commercialization. In either case, this would reduce any advantages of the patent.

If we are unable to satisfy our obligations under current and future license agreements, we could lose license rights which would adversely affect our business.

We are a party to a license agreement with M. Gopal Nair under which we license patent rights for our product candidate CH-1504 and other antifolates. Similarly, we license patent and/or certain other rights from DSP for droxidopa. We may enter into additional licenses in the future. Our existing licenses impose, and we expect future licenses will impose, various milestone payments, royalty payments and other obligations on us. If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business. If a licensor challenges our license position, our competitive position and business prospects could be harmed.

Our license agreement with Dr. Nair reserves rights to the licensor in India. Therefore, we will not commercialize our antifolates in India. Our license agreement with DSP reserves rights to the licensor in Japan, Korea, China and Taiwan which precludes our commercialization of droxidopa in those markets.

If we are unable to enforce trade secret protection and confidentiality agreements with our employees, our competitive position might be harmed.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents are unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements might not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we might have to:

•	obtain licenses, which might not be available on commercially reasonable terms, if at all;

•	abandon an infringing drug candidate;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which might be costly whether we win or lose, and which could result in a substantial diversion of valuable management resources.

We might not successfully manage our growth.

We are a small, development stage company. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. We currently have 18 employees. We may also have to augment our operational, financial and management systems and hire and train even more qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We might be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities might involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures, and those of our partners, for using, storing, handling and disposing of these materials comply with federal, state, local and, where applicable, foreign laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products might require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

As a small, development stage company, we are highly dependent on our executive officers, including particularly our Chief Executive Officer, Simon Pedder, Ph.D., and our principal scientific, regulatory and medical advisors. Dr. Pedder is the only executive officer whose employment with us is governed by an employment agreement, and the term of employment under that agreement expires in May 2012. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business will be harmed.

As a small, development stage company, we will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous pharmaceutical and biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel is critical to our success.

We might incur substantial liabilities and might be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we might incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. Although we carry clinical trial insurance, we might not be able to renew such insurance at a reasonable cost, if at all, or our intended collaborators may be unable to obtain such insurance at a reasonable cost, if at all. Even if our agreements with any future collaborators entitle us to indemnification against losses, that indemnification might not be available or adequate should any claim arise.

Risks Related to Our Securities

The trading volume of our common stock is limited and our investors may encounter difficulties selling significant quantities of our stock without adversely impacting the price at which they can sell.

Since listing with the NASDAQ in May of 2006, the trading volume for our stock has varied significantly from day to day and often the number of shares traded has been low. Any large transactions in our common stock might be difficult to conduct and may cause significant fluctuations in the price of our common stock.

The prices at which shares of our common stock are traded will likely be volatile.

You should expect the prices at which our common stock is traded to be highly volatile. From the commencement of NASDAQ trading in May 2006 through August 7, 2009, the per share price of our common stock has varied from a low of $1.09 to a high of $8.41. We expect continued volatility in the price of our common stock that will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors might also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	success or delays in the commercialization of our product candidates;

•	market acceptance of our product candidates;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that might have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance.

We have never paid dividends and do not intend to pay cash dividends.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to conduct clinical trials of our product candidates and the results of such trials, our preclinical studies, as well as risks and uncertainties relating to future capital needs, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, dependence on our collaborators, litigation and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” above and contained in any supplements to this prospectus, and in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered pursuant to this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including commercialization of our product candidates, clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented. Our earnings were insufficient to cover fixed charges for each of the periods presented. Because of the deficiency, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges is shown below. Amounts shown are in thousands.

	Six Months Ended June 30, 2009	Year Ended December 31
		2008	2007	2006	2005	2004
Deficiency of earnings available to cover fixed charges	$(12,712)	$(35,086)	$(15,081)	$(8,671)	$(7,916)	$(3,017)

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is representative of interest and amortization of discount related to indebtedness.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NASDAQ National Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ National Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we are authorized to issue 60,000,000 shares of common stock, $0.0001 par value per share. As of August 6, 2009, we had 33,436,479 shares of common stock outstanding and approximately 715 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

NASDAQ Capital Market

Our common stock is listed for quotation on the NASDAQ Capital Market under the symbol “CHTP.” On August 7, 2009, the last reported sale price of our common stock was $4.68 per share. Effective June 29, 2009, our common stock was added to the Russell 3000 and Russell 2000 Indexes. These Indexes are reconstituted annually and our common stock might not remain in either of the Indexes.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock were outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provision of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•

the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	any provisions for payment of additional amounts for taxes;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the debenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

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in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We might issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into the unit agreements with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF

INCORPORATION AND BYLAWS

Certain provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware anti-takeover law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

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when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or

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on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Our certificate of incorporation provides that Jason Stein, Michael Weiser, the Rosenwald 2000 Family Trust, the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust or the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust, or any successor to all or substantially all of their assets, or any affiliate thereof, or any person or entity to which any of the foregoing stockholders transfers shares of our voting stock in a transaction other than an underwritten, broadly distributed public offering, regardless of the total percentage of our voting stock owned by such stockholder or such person or entity, shall not be deemed an “interested stockholder” for purposes of Section 203 of the Delaware General Corporation Law.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Advance notice requirement for stockholder proposals

Our bylaws contain an advance notice procedure for stockholders’ proposals to be brought before a meeting of stockholders, including any proposed nominations of persons for election to our board of directors. Stockholders at a meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has otherwise complied with our bylaws. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates for election to our board of directors or proposals regarding other business to be conducted at a special or annual meeting of the stockholders, the bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company. By requiring advance notice of other proposed business, the stockholder advance notice procedure will also provide a more orderly procedure for conducting annual meeting of stockholders and, to the extent deemed necessary or desirable by the board of directors, will provide the board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board of directors’ position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. As a result of an investment in our December 2004 private placement by a fund affiliated with the firm, individual partners of Wyrick Robbins own a total of approximately 6,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary appearing in Chelsea Therapeutics International, Ltd’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Chelsea Therapeutics International, Ltd. and Subsidiary’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the years ended December 31, 2007 and 2006, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by J.H. Cohn, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the NASDAQ Capital Market, and you can read and inspect our filings at the offices of NASDAQ at One Liberty Plaza, 165 Broadway, New York, New York.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 4, 2009;

•	our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2009 and June 30, 2009, filed with the SEC on May 6, 2009 and August 5, 2009, respectively;

•	our Current Reports on Form 8-K filed with the SEC on May 7, 2009, July 23, July 28 and July 29, 2009;

•	our definitive proxy solicitation materials filed with the SEC on April 27, 2009;

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51462), including any amendment or report filed for the purpose of updating such description; and

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all of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original registration statement and prior to the effectiveness of the registration statement.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Chelsea Therapeutics International, Ltd., Attention: Corporate Secretary, 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 27277, (704) 341-1516.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.